Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
December 17, 2014
INVESTOR CONTACT:
Bob East, Westwicke Partners
443.213.0500 | diplomat@westwicke.com

MEDIA CONTACT:
Jenny Cretu, Diplomat
810.768.9370 | jcretu@diplomat.is

Kenneth O. Klepper appointed to Diplomat Board of Directors

FLINT, Mich. — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, has announced the appointment of Kenneth Klepper to the Board of Directors on Dec. 16, 2014. Mr. Klepper will serve as an independent director and the appointment increases the size of the Board from six directors to seven. Concurrently, Mr. Klepper was appointed to the Audit Committee of the Board, and Philip Hagerman, Diplomat CEO and Chairman of the Board, resigned from the Audit Committee.

Mr. Klepper has a diverse background of experience in executive leadership positions. From 2003 to 2012, Mr. Klepper served in several executive positions with Medco Health Solutions, culminating as president and chief operating officer. Under his leadership, the Fortune 500 company achieved many financial and industry recognitions.

From 1995 to 2003, Mr. Klepper was employed by WellChoice, Inc. (NYSE: WC), a health insurance company and parent of Empire Blue Cross Blue Shield of New York, where he held the positions of Senior Vice President, Process Champion from March 1995 to August 1999 and Senior Vice President for Systems, Technology and Infrastructure from August 1999 to April 2003. He was involved in the financial turnaround of the organization, which lead to rapid growth and a successful IPO in 2002. During his time with Empire, Mr. Klepper was responsible for disaster recovery after the Sept. 11, 2001 attacks on the World Trade Center. His efforts to guide the company to overcome the disaster and recover with minimal lasting disruption to operations were highlighted in a case study from Harvard entitled “The Worst that Could Happen.”

Prior to joining Empire, Mr. Klepper served at CIGNA Health Care from 1991—1995, where he was responsible for establishing the practice of business process quality management for the company’s California operations. Previous to CIGNA, Mr. Klepper spent 19 years in the energy industry, which provided a unique understanding of the intersection of critical process management, advanced computer control and industrial scale operations.

“Kenneth Klepper is a valuable addition to Diplomat’s Board of Directors,” said Phil Hagerman, co-founder and CEO of Diplomat. “Kenneth brings significant expertise in many areas including, but not limited to, health plans, specialty pharmacy and technology. His experience aligns with the Board’s desire to support Diplomat’s growth.”

Mr. Klepper also serves as a member of the Defense Business Board, the Chief of Naval Operations Executive Panel and the United States Naval Institute Board of Directors.

To learn more, visit diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states. Headquartered in Flint, Michigan, the company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, HIV, specialized infusion therapy and many other serious or long-term conditions. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.” Today, that tradition continues — always focused on improving patient care and clinical adherence. For more information visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

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